Exhibit 4.28

Supplemental Agreement to the Financial Services Framework Agreement

This Agreement is entered into by and between the following parties in            as of ____________ :

Party A: China Southern Airlines Company Limited (中国南方航空股份有限公司) (hereinafter referred to as “Party A”)

Domicile: No. 278, Ji Chang Road, Guangzhou

Legal Representative: Si Xianmin

Party B: Southern Airlines Group Finance Company Limited (中国南航集团财务有限公司) (hereinafter referred to as “Party B”)

Domicile: No. 17, Hangyun South Street, Baiyun District, Guangzhou

Legal Representative:

Based on the Financial Services Framework Agreement entered into between Party A and Party B on 8 November 2013 (hereinafter referred to as the “Original Agreement”), this supplemental agreement is entered into by both parties on the basis of equality and mutual benefit and through friendly consultations, the specific terms of which are as follows:

1. Clause 1 of Article 8 (the “Transaction Cap”) of the Original Agreement shall be amended as follows: “Both parties to the Agreement agree that, with effect from the effective date of the Agreement, the balance of Party A’s deposits placed with Party B (including the corresponding interest accrued thereon) shall not exceed RMB8 billion on any given day, nor should the balance of the outstanding loan provided by Party B (including the corresponding interests payable accrued thereon) exceed the above-mentioned level on any given day.”

2. This supplemental agreement shall be deemed as supplemental to the Original Agreement. In case of any inconsistency between the Original Agreement and this supplemental agreement, this supplemental agreement shall prevail.

3. After approved at the board meeting and general meeting of Party A, this supplemental agreement shall be effective from the date of obtaining approval at the board meeting and general meeting of Party A and upon being signed and affixed with an official seal by both parties.

4. This supplemental agreement is made in four counterparts with two copies held by each party, which shall have the same legal effect.

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Party A: China Southern Airlines Company Limited

Authorized Representative:

Party B: Southern Airlines Group Finance Company Limited

Authorized Representative:

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